Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	Jurisdiction of Incorporation or Organization	Name(s) Under Which It Does Business
RoboCent, Inc.	Virginia
Advocacy Lab LLC	Michigan
Govt, Inc.	Nevada	Govt.com
GOTV, Inc.	Nevada

Each of the above subsidiaries is wholly owned by FullPAC, Inc., the registrant.